UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2019

EverQuote, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38549	26-3101161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Broadway Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 522-3444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On April 29, 2019, the Board of Directors (the “Board”) of EverQuote, Inc. (the “Company”) increased the authorized number of directors constituting the Board from seven (7) to eight (8) and appointed Paul Deninger as a director to serve on the Board, effective immediately. Mr. Deninger shall serve until the Company’s 2019 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Deninger will be serving on the Board as a non-employee, independent director. The Board has determined Mr. Deninger is an “independent” director under applicable U.S. Securities and Exchange Commission (“SEC”) and Nasdaq Marketplace Rules. Mr. Deninger will serve on the Audit Committee of the Board.

Mr. Deninger will receive compensation for his service as a non-employee director in accordance with the Company’s previously disclosed non-employee director compensation program, including annual cash retainers for his board and committee service and annual equity grants.

There are no arrangements or understandings between Mr. Deninger and any other persons pursuant to which he was selected as a director. Mr. Deninger has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Mr. Deninger and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Deninger will enter into the Company’s standard form of indemnification agreement. The form of indemnification agreement was filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERQUOTE, INC.

Date: April 30, 2019	By:	/s/ David Mason
David Mason
General Counsel and Secretary